Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 16, 2025, relating to the financial statements of KRAKacquisition Corp as of August 6, 2025 and for the period from July 28, 2025 (inception) through August 6, 2025, which includes an explanatory paragraph about the Company's ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 12, 2026